A special meeting of shareholders was held on December 13, 2007. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To amend the Declaration of Trust to reduce the required quorum for shareholder meetings.A
	# of Votes	% of Votes
Affirmative	19,154,315,675.67	76.651
Against	4,609,247,880.96	18.446
Abstain	965,873,543.48	3.864
Broker Non-Votes	259,452,905.63	1.039
TOTAL	24,988,890,005.74	100.000
PROPOSAL 2
To elect a Board of Trustees.A
James C. Curvey
Affirmative	23,704,780,943.95	94.861
Withheld	1,284,109,061.79	5.139
TOTAL	24,988,890,005.74	100.000
Dennis J. Dirks
Affirmative	23,781,622,687.42	95.169
Withheld	1,207,267,318.32	4.831
TOTAL	24,988,890,005.74	100.000
Albert R. Gamper, Jr.
Affirmative	23,767,840,259.18	95.114
Withheld	1,221,049,746.56	4.886
TOTAL	24,988,890,005.74	100.000
George H. Heilmeier
Affirmative	23,737,496,011.43	94.992
Withheld	1,251,393,994.31	5.008
TOTAL	24,988,890,005.74	100.000
Edward C. Johnson 3d
Affirmative	23,600,952,366.46	94.446
Withheld	1,387,937,639.28	5.554
TOTAL	24,988,890,005.74	100.000
James H. Keyes
Affirmative	23,763,258,549.78	95.095
Withheld	1,225,631,455.96	4.905
TOTAL	24,988,890,005.74	100.000
Marie L. Knowles
Affirmative	23,753,447,780.84	95.056
Withheld	1,235,442,224.90	4.944
TOTAL	24,988,890,005.74	100.000
Ned C. Lautenbach
Affirmative	23,763,228,852.04	95.095
Withheld	1,225,661,153.70	4.905
TOTAL	24,988,890,005.74	100.000
Cornelia M. Small
Affirmative	23,766,490,777.77	95.108
Withheld	1,222,399,227.97	4.892
TOTAL	24,988,890,005.74	100.000
William S. Stavropoulos
Affirmative	23,740,913,140.79	95.006
Withheld	1,247,976,864.95	4.994
TOTAL	24,988,890,005.74	100.000
Kenneth L. Wolfe
Affirmative	23,760,336,636.65	95.084
Withheld	1,228,553,369.09	4.916
TOTAL	24,988,890,005.74	100.000

A Denotes trust-wide proposal and voting results.